UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2014

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32349

Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2014, a wholly-owned subsidiary of Signet Jewelers Limited (“Signet”), Sterling Jewelers Inc. (the “Company”), entered into a termination protection agreement with Michael W. Barnes (the “Termination Protection Agreement”) which extends the term of Mr. Barnes’ employment as Chief Executive Officer (“CEO”) of Signet until terminated by either party as described below. The Termination Protection Agreement is effective as of February 1, 2014.

Mr. Barnes was appointed as CEO of Signet pursuant to an employment agreement dated September 29, 2010 and amended on March 19, 2012 between the Company and Mr. Barnes (as amended, the “Employment Agreement”). The Employment Agreement expired in accordance with its terms effective January 31, 2014. Notwithstanding the expiration of the Employment Agreement, Mr. Barnes has continued to serve in the role of CEO of Signet. Pursuant to the Termination Protection Agreement, his employment as the CEO of Signet will continue until the Termination Protection Agreement is terminated by either party at any time and for any reason on at least 90 days’ advance written notice, other than upon Mr. Barnes’ death or upon a termination for “cause” (as defined in the Termination Protection Agreement), which termination may be effective immediately.

As described below, the Termination Protection Agreement includes substantially similar terms and conditions as those that were included in the Employment Agreement, except with respect to certain benefits arrangements, where pre-delineated performance cycle and target payout levels have been removed and a mandatory matching contribution under the Company’s deferred compensation plan is no longer provided, as well as the extension to two years of the non-solicitation period.

During the term of employment, Mr. Barnes will (i) receive an annual base salary equal to $1,054,000, subject to annual review, (ii) be eligible for an annual bonus of up to 260% of his annual base salary upon achievement of applicable performance objectives, with annual target bonus equal to 130% of his annual base salary for achievement of performance objectives at target, (iii) be considered annually for a long-term incentive plan payment as determined in the sole discretion of the Compensation Committee, (iv) be entitled to participate in benefit plans made available to senior executives of the Company, (v) be entitled to such welfare benefits as are made available from time to time to executive officers of the Company, and (vi) be entitled to five weeks of paid vacation per year.

During the term of employment and for specified periods thereafter Mr. Barnes will be subject to confidentiality, non-solicitation, and non-competition restrictions. In addition, Mr. Barnes will be required to meet certain share ownership requirements over a five-year period and will continue to be subject to all written Board policies in effect during his employment, including any policies relating to the clawback of compensation.  The Company has agreed to provide Mr. Barnes with coverage under a directors and officers liability insurance policy, at a level no less than that maintained for substantially all of the executive officers of the Company or Signet and the members of the Board of Directors of Signet.

Mr. Barnes will be entitled to severance payments (i) if he is terminated by the Company without cause, (ii) if Mr. Barnes terminates his employment for “good reason” (as defined in the Termination Protection Agreement), or (iii) if he dies during the term of the Termination Protection Agreement. In the event of any such termination, in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Barnes generally will be entitled to (i) continued payment of base salary for twelve months following the date of termination, (ii) a lump sum amount equal to either (A) the annual bonus he would otherwise have received for the fiscal year in which such termination occurs, based on actual performance (for termination by the Company without cause or by Mr. Barnes for good reason) or (B) the annual target bonus for the fiscal year in which such termination occurs (for termination due to death), (iii) a lump sum amount in respect of each then-ongoing performance cycle under the long-term incentive plan calculated (A) with respect to awards that vest in whole or in part based on performance, based on actual performance against the portion of the target allocable to such fiscal year, which for the fiscal year of termination will be pro-rated based on the number of calendar days that Mr. Barnes was employed during such fiscal year (except in relation to termination due to death, in which case it shall be assumed that target performance was attained) and (B) with respect to awards that vest solely based on the provision of services, pro-rated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through the date of termination, and (iv) continued group medical coverage for Mr. Barnes and his eligible dependents for up to twelve months following the date of termination at the same cost to Mr. Barnes and the same coverage levels as in effect immediately prior to his termination of employment.  If Mr. Barnes is terminated by the Company for cause or resigns without good reason, he will be entitled to accrued and unpaid benefits or obligations.  All severance payments and benefits (that were not accrued prior to termination) will be conditioned on the execution of a general release of claims against the Company, its affiliates and related parties and on continued compliance with the restrictive covenants discussed above.

The foregoing description is not complete and is qualified in its entirety by the Termination Protection Agreement dated January 31, 2014 between the Company and Mr. Barnes, attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Termination Protection Agreement dated January 31, 2014 between Sterling Jewelers Inc. and Michael W. Barnes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: February 6, 2014

	By:	/s/ Mark A. Jenkins
	Name:	Mark A. Jenkins
	Title:	Signet Company Secretary & Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Termination Protection Agreement dated January 31, 2014 between Sterling Jewelers Inc. and Michael W. Barnes.

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